NOTICE OF ANNUAL MEETING OF STOCKHOLDERS





To    the Stockholders of WARRANTECH CORPORATION:

      The annual meeting of stockholders of Warrantech Corporation (the "Company") will be held at the Company's offices located at 150 Westpark Way, Euless, Texas 76040 on November 14, 1995 at 10:00 A.M., for the following purposes:

           1. To elect eight directors to serve until the next annual meeting and until their successors are duly elected and qualified.

           2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

      Only stockholders of record at the close of business on October 6, 1995 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

      Your attention is called to the Proxy Statement on the following pages. Please review it carefully. We hope that you will attend the meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

           By order of the Board of Directors,

                                                          DESIREE KIM CABAN

                                                          Secretary
October 23, 1995

                                           WARRANTECH CORPORATION


                                   =========================================


                                               PROXY STATEMENT


                                   =========================================


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Warrantech Corporation (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on November 14, 1995 and at any adjournments thereof. Any proxy given pursuant to such solicitation and received in time for the meeting will be noted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in such proxy. If no instructions are specified, proxies will be voted FOR the election of the nominees named in the table on the following page. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting. The affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote is required in order to elect each of the director nominees.

      Only stockholders of record at the close of business on October 6, 1995 will be entitled to notice of and to vote at the annual meeting. On October 6, 1995 the Company had outstanding 13,011,536 shares of Common Stock. Each share of Common Stock entitles the record holder thereof to one vote.

                                ELECTION OF DIRECTORS (Item 1 on Proxy Card)

      A Board of Directors consisting of eight directors is to be elected by the stockholders, to hold office until the next annual meeting and until their successors are duly elected and qualified. The nominees are listed in the table below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other persons as directors.

                                                                                                       Director
Name                                         Age      Positions with Company                            Since
Joel San Antonio                              43      Chairman of the Board,
                                                      Chief Executive
                                                      Officer and Director                               1983
William Tweed                                 55      President and Director                             1983
Jeff J. White                                 44      Director                                           1983
William Rueger                                75      Director                                           1987
Michael J. Salpeter, D.M.D.                   43      Director                                           1993
Kurt R. Schwamberger                          49      Director                                           1993
Jo Ann Duarte                                 49      Director                                           1993
Lawrence Richenstein                          42      Director                                           1993


      No family relationships exist among any of the Company's executive officers or directors.

      The business experience of each of the Company's directors and nominees for election to the Board of Directors is as follows:

      Joel San Antonio, 43, one of the Company's founders, was a Director, Chief Executive Officer and President of the Company from incorporation through February 1988. Since February 1988 Mr. San Antonio has been a Director, Chief Executive Officer and Chairman of the Board of Directors and since October 27, 1989, he has also been Chairman and Chief Executive Officer of the Company's principal operating subsidiaries, Warrantech Consumer Product Services, Inc. ("WCPS") and Warrantech Automotive, Inc. In 1975, Mr. San Antonio founded and, thereafter through August, 1982, served as President of Little Lorraine, Ltd., a company engaged in the manufacturing of women's apparel. Mr. San Antonio is currently a member of the Southwestern Connecticut Area Commerce & Industry Association, the World Forum, the Connecticut Business and Industry Association, the Metropolitan Museum of Art, and the Young Presidents' Organizaton, Inc.

      William Tweed, 55, one of the Company's founders, was a Director, Vice President and Secretary of the Company from incorporation through February 1988. Since February 1988, Mr. Tweed has been a Director and President. From July 1976 through August 1982, he was Vice President of Little Lorraine, Ltd. Mr. Tweed served as a Director of Nationwide Extended Warranty Service, Inc. from on or about October 1981 through on or about January 1983.

      Jeff J. White, 44, one of the Company's founders, has been a Director of the Company from its inception. Mr. White was Vice President of the Company from its inception until June 1988 and Treasurer of the Company from its inception until October 1990. In September 1982, Mr. White, with his two partners, established Marchon Eyewear, Inc. an international distributor of eyewear and sunwear, including such well known collections as Calvin Klein, Fendi, Disney, and Flexon. He is Co-President of Marchon and is responsible for internal operations, information systems, and interfacing with counsel on patent, trademark, and general legal matters. Mr. White is also an associate trustee of the North Shore University Hospital Health System.


      William Rueger, 75, was a consultant to the Company from 1985 to 1987. Since November 1987, Mr. Rueger has been a Director of the Company and was Secretary from February 1988 to August 1990. Mr. Rueger was Senior Vice President, Corporate Planning and Development, of GTE Corporation from 1982 to 1984 and was employed by GTE Corporation, its subsidiary, GTE Products Corp. (as Vice President and General Counsel) and predecessor companies, including Sylvania Electric, from 1950 until his retirement in 1984. Mr. Rueger is an attorney and serves as Village Judge in Old Westbury, New York.

      Michael J. Salpeter, D.M.D., 43, co-founded Fulton Health Associates, P.C. ("Fulton Group"), a full scope dental health center, in July 1979. Since July 1979, in addition to establishing multiple centers, Dr. Salpeter has served as the Fulton Group's Principal Partner and has maintained a full-time practice in general dentistry. Dr. Salpeter also serves as a management and marketing officer of Knowlton & Associates, a consulting firm involved in health policy and practice management. Dr. Salpeter also serves as the President and Managing Officer of Lifetyme Care, Inc., a managed care dental program.

      Kurt R. Schwamberger, 49, has been employed with American International Group, Inc. ("AIG") since 1985. Mr. Schwamberger was responsible for the formation and development of the Personal Lines Division of American International Underwriters of which he is the President. Mr. Schwamberger is also a Vice President of New Hampshire Insurance Company, a Director of Landmark Insurance Company (U.K.) and Chairman of Techmark Services Ltd.
Mr. Schwamberger's responsibilities include the worldwide development of Warranty and Vehicle Service Contract Programs for AIG.

      Jo Ann Duarte, 49, has been employed with AIG since June 1972, when she was an Accounting Manager for Domestic Life Companies. In May 1991, Ms. Duarte was elected Senior Vice President of Domestic Life Companies. She is currently Senior Vice President and Chief Financial Officer of AIG-Cost Containment Division.
                                     3

      Lawrence Richenstein, 42, has been President and Chairman of the Board of Lonestar Technologies, Ltd., a consumer electronics company located in
Hicksville, New York, since 1985. In addition to having sales and marketing experience, Mr. Richenstein is involved in product development. Mr. Richenstein is an attorney admitted to practice in New York who has, in the past, served as a director of two public companies, both of which were involved in the electronics industry.

Other Executive Officers And Key Employees

      Bernard J. White, 50, joined Warrantech in February, 1994 as Vice President-Finance, Treasurer and Chief Financial Officer. From 1992 to February 1994, Mr. White was Executive Vice President of Finance and Administration/Chief Financial Officer at ENTEX Information Services, Inc., a reseller of computer hardware, LAN and WAN designs and services. From 1972 to 1992, Mr. White was employed by Smith Corona Corporation (SCM Corporation and Hanson Industries, Inc. following its acquisition of SCM Corporation) in various financial capacities, ultimately serving from 1979 as Vice President Finance-Controller, overseeing both domestic and international operations.

      Michael A. Basone, 37, has been Vice President and Chief Information Officer since joining the Company in August 1994. From 1986 to 1994 Mr. Basone held various systems positions with Pepsi-Cola International, ultimately serving as Director of Management Information Systems. From 1984 to 1986, he was a Systems Consultant with Howard Systems International. Prior to joining Howard Systems, from 1982 to 1984, Mr. Basone served as Senior Systems Analyst at Distillers Co. LTD.

      Desiree Kim Caban, 30, has been Secretary of the Company since July 1993 and has been the Executive Assistant to the Chairman and the Office Services Manager for the Company since 1989. She has been employed by the Company since May 1986. Prior thereto, Ms. Caban was a personnel assistant for the St. Paul Insurance Company's New York regional office. Ms. Caban is currently a member of the National Association for Female Executives.

      Jeanine Folz, 30, has been Assistant Secretary of the Company since January of 1995. Since joining the Company in 1987, she has held various customer service and project analyst positions, most recently as the Director of Insurance Services. Prior to joining the Company, Ms. Folz held customer service positions with Dean Witter Reynolds Inc. and Market Service, Inc. She is currently a member of the Risk and Insurance Management Society and the National Association for Female Executives.

      Ronald Glime, 50, has been President of Warrantech Automotive, Inc. since October 1992. Prior thereto he was Regional Sales Manager for Warrantech Automotive, Inc. (then known as Warrantech Dealer Based Services, Inc.) from February 1991 through October 1992. From 1983 through February 1991, Mr. Glime was an independent insurance agent for various insurance companies. Prior thereto, from 1978 through 1982, Mr. Glime served in various capacities including President at American Warranty Corp., a company in the
                                     4
warranty administration business. From 1977 through 1978, Mr. Glime was an agent for Life Investors Insurance Co. of America, a subsidiary of Life Investors, Inc. Prior thereto, from 1966 until 1977, Mr.Glime was Vice President in charge of the credit life accident and health division of Life Investors Insurance Co. of America.

      Richard Rodriguez, 41, has been Chief Operating Officer of the Company's Euless, Texas facilities since February 1992. He has been with the Company since March 1987 and has held the positions of National Service Manager, Vice President of Operations and Senior Vice President of Operations for WCPS. Mr. Rodriguez served as Secretary of WCPS from August 1991 through July 1992. From December 1986 through March 1987 he was Manufacturing/Production Manager for Crown, Cork & Seal. Mr. Rodriguez was a service consultant from June 1984 through October 1986 specializing in the areas of warranty administration, quality control and parts warehousing and distribution to manufacturers of consumer electronic products.

      Kevin Rupkey, 37, has been President of Warrantech Consumer Product Services, Inc. since April 1994. Prior thereto, he was Manager, National Accounts for GE Consumer Marketing from June 1990 where he was responsible for sales and marketing of GE's Service Protection Plus Program. From August 1987 until June 1990 Mr. Rupkey was District Sales Manager for GE Appliances. Prior thereto, Mr. Rupkey held various sales and marketing positions with GE since 1980.

      Randall San Antonio, 41, has been Vice President and General Manager of Warrantech Direct, Inc. since May 1994. Prior thereto he was Vice President of Finance of Castle Hill Production Inc. from June 1984. Prior thereto, from May 1983 until June 1984, Mr. San Antonio was the controller of the New York office of Smith Hotel Associates, Inc., a hotel management corporation.

None of the Company's directors or executive officers is a director of any other public company.

 Information Concerning Meetings of the Board of Directors

      During the fiscal year ended March 31, 1995, the Board of Directors held five meetings. All such meetings were fully attended except three at which Jeff J. White was not present and two at which Kurt R. Schwamberger was not present. The Company has an Audit Committee, consisting of Messrs. Rueger and White and Ms. Duarte. Such committee met twice during the 1995 fiscal year. The Company has a Compensation Committee, formed in February 1994, consisting of Messrs. Rueger, Salpeter and White. This committee met once during the last fiscal year.

===============================================================================
Security Ownership Of Certain Beneficial Owners and Management
===============================================================================

      The following table sets forth as information concerning shares of Common Stock, par value $.007 per share, the Company's only voting securities, owned beneficially by each of the Company's Directors and nominees for the Board of Directors, by each person who is known by the Company to own beneficially more than 5% of the outstanding voting securities of the Company and by the Company's executive officers and directors as a group.

Name and Address of Beneficial Owner                           Amount and Nature of             Percent
                                                               Beneficial Ownership             of Class

Joel San Antonio                                                 3,054,064 shares(1)            21.8%
300 Atlantic Street
Stamford, Connecticut 06901
William Tweed                                                    2,435,109 shares(2)            17.6%
300 Atlantic Street
Stamford, Connecticut 06901
Jeff J. White                                                    1,667,863 shares(3)            12.1%
19 Foxwood Road
Kings Point, New York 11024
William Rueger                                                      84,100 shares(4)              .6%
4 Langley Lane
Old Westbury, New York 11568
 Michael Salpeter                                                  292,305 shares(5)             2.2%
7034 Highfield Drive
Fayetteville, New York 13066
Kurt R. Schwamberger                                                     0 shares                0.0%
70 Pine Street
New York, New York 10270
Jo Ann Duarte                                                            0 shares                0.0%
70 Pine Street
New York, New York 10270
Lawrence Richenstein                                                 4,500 shares                0.0%
920 South Oyster Bay Road
Hicksville, New York 11801
All Directors and Officers
as a group (12 persons)                                          7,611,303 shares(1,2,3,4,5,6)  49.0%

------------------
 .     (1) Includes  5,000  shares held by Mr. San Antonio as  custodian  for two minor children. Includes 10,800 shares owned by Mr. San Antonio's wife as to which he disclaims beneficial ownership. Does not include 19,800 shares owned by Mr. San Antonio's brother and sister-in-law and 3,400 shares owned by his mother as to which he disclaims any beneficial interest. Includes an aggregate of 200,000 shares held in trusts for his children, of which Mr. San Antonio's wife is a trustee as to which Mr. San Antonio disclaims beneficial ownership. Includes options to purchase 120,408 shares which became
                                     6


      exercisable on October 22, 1993, 120,408 which became exercisable on October 22, 1994 and options to purchase an additional 722,448 shares granted on October 22, 1992 which became exercisable on October 22, 1995. Does not include 120,408 shares which become exercisable on October 22, 1996 and 120,408 shares which become exercisable on October 22, 1997.

(2) Includes 48,000 shares held by Mr. Tweed as custodian for one child. Does not include an aggregate of 12,500 shares held by Mr. Tweed's mother and sister. Includes 1,500 shares held by Mr. Tweed's wife, and 25,000 held in trust for the benefit of Mr. Tweed's granddaughter, of which Mr. Tweed's wife is the trustee, as to which he disclaims any beneficial interest. Includes options to purchase 93,878 shares which became exercisable on October 22, 1993, 93,878 which became exercisable on October 22, 1994 and options to purchase an additional 563,265 shares granted on October 22, 1992 which became exercisable on October 22, 1995. Does not include 93,878 shares which become exercisable on October 22, 1996, and 93,875 shares which become exercisable on October 22, 1997.

(3) Does not include an aggregate of 90,000 shares owned by Mr. White's parents and sister as to which he disclaims any beneficial interest. Includes options to purchase 85,715 shares which became exercisable on October 22, 1993, 85,715 which became exercisable on October 22, 1994 and options to purchase 514,291 shares granted on October 22, 1992 which became exercisable on October 22, 1995. Does not include 85,713 shares which become exercisable on October 22, 1996, and 85,713 shares which become exercisable on October 22, 1997.

(4) Includes an option to purchase 25,000 shares at $2.50 per share which may be exercised through November 30, 1995. All of such options are presently exercisable. Includes 100 shares owned by Mr. Rueger's wife as to which he disclaims beneficial ownership.

(5) Includes 7,800 shares held in an IRA in the name of Dr. Salpeter, 7,100 shares held by Dr. Salpeter in trust or as custodian for his daughters, Nicole and Whitney, 20,000 shares held in a company pension plan of which Dr. Salpeter serves as a trustee, 200,000 shares held as trustee of trusts for the benefit of Jonathan and Brandon San Antonio. Includes 2,950 shares held by Dr. Salpeter's wife as to which he disclaims beneficial ownership.

(6) Includes options held by officers of the Company to purchase an aggregate of 54,462 shares which are presently exercisable.

                                      7

                                     EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information for the years ended March 31, 1995, 1994 and 1993, concerning the annual and long-term compensation of the chief executive officer and each executive officer whose total annual salary plus bonuses exceeded $100,000 for the fiscal year ended March 31, 1995.

                                                                                                        Long Term Compensation
                                                                Annual Compensation                           Awards(1)
                                                  ---------------------------------------------    --------------------------------

                                                                               Other Annual     Restricted   Stock Option    All
Name and Principal Positions             Year     Salary(2)(4)      Bonus      Compensation(2) Stock Awards   (Shares)      Other
                                                                                                Awards(3)               Compensation
                                 ---------------- ---------------- -------- ------------------- --------------- -------------------

Joel San Antonio                         1995      $269,398         $576,957     $7,432              -              -        -
  Chairman of the Board                  1994       216,580           20,408      7,353              -        1,204,080      -
  and Executive Chief Officer            1993       188,408          120,454      8,505              -              -        -


William Tweed                            1995       265,721          577,773      7,927              -              -        -
  President                              1994       212,109           19,592      7,816              -          938,775      -
                                         1993       204,601          115,638      8,906              -              -        -

Bernard J. White                         1995       115,000           58,683      4,800          $12,760            -        -
  Vice President of Finance,             1994        11,058               -         800              -           25,000      -
  Chief Financial Officer                1993           -                 -          -               -              -        -

Richard Rodriguez                        1995        79,688           55,524     14,793              -           14,000      -
  Chief Operating Officer                1994        75,861           12,230     14,793              -              -        -
                                         1993        67,023           36,490     14,793              -              -        -

Ronald Glime                             1995       129,132(5)         7,868     37,489              -           46,667      -
  President of Warrantech                1994       108,234(5)            -          -               -           20,000      -
  Automotive, Inc.                       1993        43,561               -          -               -           36,333      -

(1)  Its 1988 Stock Option Plan is its only long-term incentive plan.
(2)  Included in Other Annual  Compensation  are auto  allowances  given to each officer, life insurance premiums for Messrs, San Antonio, Tweed, and Rodriguez, and living expenses paid Ronald Glime in fiscal  1995.
(3)  All options reflect the 1-for-10 reverse stock split of the Company's shares on August 1, 1990.
(4)  In 1993, the Company paid (i) Mr. San Antonio and Mr. Tweed $11,209 and $23,130, respectively, for salary adjustments in 1993 and (ii) Mr. San Antonio and Mr. Tweed $4,760 and $19,583,  respectively, for salary adjustments accrued in 1989 and 1990.

(5)  Consisting of $76,668 in base salary and $52,464 of commissions in fiscal 1995 and $69,058 in base salary and $39,176 of commissions in fiscal 1994.

                                     8

Stock Options

      No stock options were granted to any individuals named in the Summary Compensation Table during fiscal 1995 except Ronald Glime. Mr. Glime was granted options to purchase 46,667 shares in June 1994 at an exercise price of $4.563 per share. Such options become exercisable only if certain performance criteria are achieved. Such options represented approximately 51% of all options granted to employees during fiscal 1995. The potential realizable value of such options during the option term is $86,661, assuming a 5% annual rate of stock appreciation and $197,728, assuming stock price appreciation at an annual rate of 10%. The Company does not have any outstanding stock appreciation rights.

Options Exercised and Holdings

      The following table sets forth information with respect to the individuals listed in the Summary Compensation Table above, concerning unexercised options held as of the end of the 1995 fiscal year.


                                                                                                      Value of Unexercised
                      Shares Acquired on      Value           Number of Unexercised Options          In-The-Money Options
Name                      Exercise          Realized              at Fiscal Year-End(#)              at Fiscal Year-End ($)
-------------------- -------------------- ---------------- ------------------------------------ ------------------------------
                                                               Exercisable       Unexercisable   Exercisable    Unexercisable
                                                               --------------    -------------- ---------------- -------------

Joel San Antonio               -                -                240,816          963,264         $556,887       $2,227,548
William Tweed                  -                -                187,756          751,018          434,181        1,736,734
Bernard White                  -                -                 16,666            8,334             -               -
Ronald Glime                   -                -                 25,546           77,454           51,092           29,333
Richard Rodrigue               -                -                 10,250            3,750             -               -

(1)   Based on the closing price of common stock as reported on the NASDAQ National Market Systems for March 31, 1995.


      The following graph tracks an assumed investment of $100 on March 31, 1990 in the Common Stock of the Company, The Russell 2000 Index and a peer group comprised of four companies whose principal operations are similar to those of the Company, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                                                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AS OF MARCH 31
                                             AMONG WARRANTECH CORPORATION, THE RUSSELL 2000 INDEX AND A PEER GROUP


Measurement Period             Warrantech Corporation           The Russell                   Peer
 (Fiscal Year Covered)                                          2000 Index                    Group
            1990                         100                        100                        100
            1991                          35                        107                         62
            1992                          61                        129                        107
            1993                          67                        149                         87
            1994                          82                        165                        117
            1995                          95                        174                         84

Total return data reflects a 1 for 10 reverse stock split of Company's  shares on August 1, 1990.
The peer group consists of Unico American  Corp.,  Automobile Protection Corp., Harris & Harris Group, Inc.
and Homeowners Group, Inc.

Employment Agreements

         Effective on November 7, 1993, the Company entered into five-year employment agreements with each of Messrs. San Antonio and Tweed. Messrs. San Antonio and Tweed each devote substantially all of their working time to the affairs of the Company. The agreements provide for annual base salaries initially at a rate of $250,000, with annual increases of 10% together with an adjustment based upon an employment cost index published by the Bureau of Labor Statistics.

      Messrs. San Antonio and Tweed are entitled under their employment agreements to be reimbursed for all ordinary, reasonable and necessary expenses incurred by them in the performance of their duties. The Company provides each such executive with a comprehensive medical-dental insurance policy as well as disability coverage and a life insurance-death benefit policy in excess of $1,000,000. In the event that one of such executives becomes "disabled", the Company will pay the disabled executive's salary for a period not to exceed twelve months. However, it is expected that the Company's obligations will be partially offset by proceeds from the disability insurance policy, which shall be the equivalent of approximately 80% of the salary and which shall become payable after 90 days of disability. In addition, Messrs. San Antonio and Tweed each receive an automobile expense allowance of $500 per month.

      Effective February 28, 1994, the Company entered into an employment agreement with Bernard J. White, its Chief Financial Officer. Pursuant to such agreement, Mr. White receives a base salary initially at a rate of $9,583 per month, subject to review each year with a minimum cost of living adjustment of 5% or an amount equal to the increased cost of living for the lower State of Connecticut as measured by the appropriate index, whichever is greater at the time of each such review. Under the terms of such agreement, Mr. White receives annual bonuses equal to a share of 3% of the net annual operating profit before taxes of the Company. Mr. White receives an automobile expense allowance comparable to that provided the Company's other executive officers but in no event less than $400 per month. The Company also provides Mr. White with comparable medical/dental and other insurance coverage to that provided to its other executive officers. The Company also reimburses all ordinary, reasonable and necessary expenses incurred by Mr. White in the performance of his duties. Mr. White is entitled to participate in the profit sharing, bonus, pension and other employee benefit plans that the Company has in effect from time to time.

      Effective October 17, 1992, Warrantech Automotive, Inc. entered into a five-year employment agreement with Ronald Glime, its President. Pursuant to such agreement, Mr. Glime receives a base salary of $6,389 per month. Under the terms of such agreement, Mr. Glime receives monthly bonuses based upon the number of vehicle service contracts processed by Warrantech Automotive, Inc. In addition, under such agreement, Mr. Glime was granted options to purchase an aggregate of 100,000 shares of the Company's common stock under its Incentive Stock Option Plan.


      Effective April 1, 1991, the Company entered into a five-year employment agreement with Richard Rodriguez, its Chief Operating Officer. Such agreement provides for a base salary initially at a rate of $55,650, subject to review each year with a minimum cost of living adjustment of 5% at the time of each such review. Under the terms of such agreement, Mr. Rodriguez receives annual bonuses equal to a share of 3% of the net annual operating profit before taxes of the Company. Mr. Rodriguez receives an automobile expense allowance to that provided the Company's other executive officers, but in no event less than $400 per month. The Company also provides Mr. Rodriguez with comparable medical/ dental and other insurance coverage to that provided to its other executive officers. The Company also reimburses all ordinary, reasonable and necessary expenses incurred by Mr. Rodriguez in the performance of his duties. Mr. Rodriguez is entitled to participate in the profit sharing, bonus, pension and other employee benefit plans that the Company has in effect from time to time.

      The Company's directors and officers receive no other forms of compensation except for officers who receive distributions under the Company's Bonus Incentive Plan and except for directors who are reimbursed for actual expenses incurred by them in connection with the Company's business.

Long-Term Incentives

      The Company provides executives equity-based long-term incentives through its 1988 Employee Incentive Stock Option Plan, described elsewhere herein, and its Bonus Incentive Plan, which are designed to award key management personnel and other employees of the Company, with bonuses and stock options based on the Company's and the employee's performance.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission (the
"Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based on a review of the reports, during the fiscal year ended March 31, 1995, all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Non-Management Directors' Compensation

      Each non-employee director is entitled to receive compensation of $1,000 for each meeting attended in person and $250 for each meeting attended by telephone. During fiscal 1995, the following fees were paid:

                           Jeff J. White                       $2,750.00
                           William Rueger                       2,250.00
                           Michael J. Salpeter                  5,500.00
                           Kurt R. Schwamberger                 3,000.00
                           JoAnn Duarte                         6,250.00
                           Lawrence Richenstein                 3,250.00

  No directors' fees are payable to employees of the Company who serve as directors.

Report of Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors of the Company (the "Committee") was formed in February 1994. The Committee is responsible for setting and administering the compensation policies which govern annual compensation, long-term compensation, and stock option and ownership programs for the Company's executive officers as well as the other employees of the Company and its subsidiaries. The Committee consists of three outside directors, Jeff J. White, William Rueger and Michael J. Salpeter.

      The Committee periodically reviews the reasonableness of compensation paid to executive officers of the Company, by comparison to compensation paid by competing companies and the Company's performance, taking into account activities that have special value to the Company but have no immediate impact on operating results.

      The policies and decisions of the committee are designed to achieve the following goals:

      Reflect a pay-for-performance relationship where a portion of total compensation is at risk.

      Attract and retain key management personnel critical to the Company's long-term success.

      In accordance with the above policies, the Committee monitors the Company's Bonus Incentive Plan which is designed to reward key executive officers of the Company with bonuses based on the Company's net pre-tax operating income. Under the Bonus Incentive Plan, each eligible participant becomes entitled to an incentive bonus payment equal to the proportion of his then current salary base over the current salary base of all eligible persons multiplied by a percentage of the Company's net profits in each fiscal year plus a percentage of the amount by which net profits exceeded net profits of the Company in the preceding fiscal year. During the fiscal year ended March 31, 1995, distributions under the Bonus Incentive Plan were made in the amounts of $576,957 and $577,773 to Joel San Antonio and William Tweed, respectively. Other key employees of the Company are entitled to receive bonuses outside the Bonus Incentive Plan at the discretion of the Committee. The Committee has met several times since the beginning of the 1996 fiscal year for the purpose of reviewing compensation policies generally and in particular the Bonus Incentive Plan to determine what, if any, changes should be made in such plan to take into account the substantially increased level of revenues and income of the Company by comparison to the revenues and income levels at the time such Plan was implemented.

      The committee also monitors the Company's Employee Incentive Stock Option Plan (the "ISOP"). The ISOP, as amended has been in effect since 1988. As of March 31, 1995, options to purchase an aggregate of 259,500 shares of Common Stock have been granted under the ISOP of which 76,667 were granted during the fiscal year ended March 31, 1995. To date, no options granted under the ISOP have been exercised. The Committee is of the opinion that the ISOP is an extremely effective means of attracting and retaining key executives and employees of the Company and its subsidiaries and motivating them to improve the Company's financial performance.

      Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly held company to the Company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of
Section 162(m) is not subject to the $1 million deduction limitation. The Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.


Summary of Chief Executive Officer Compensation

      During the fiscal year ended March 31, 1995, Mr. San Antonio received $269,398 in salary and $576,957 in bonuses. Mr. San Antonio's total compensation during the 1995 fiscal year, and the terms of his employment agreement, which includes a base salary of $250,000 per year adjusted annually, was designed to reward Mr. San Antonio for his diligent efforts overseeing the Company's development of overseas markets, upgrading of systems, introduction of a range of new programs and pursuit of major new customers, each of which impacts current results for the long-term benefit of the Company, and achievement of record operating results. Mr. Tweed's compensation during the past year and the terms of his employment agreement were also designed to reward Mr. Tweed for his efforts in connection with the foregoing activities.


                                                        COMPENSATION COMMITTEE
                                                            Jeff J. White
                                                            William Rueger
                                                            Michael J. Salpeter

                         OTHER INFORMATION FURNISHED PURSUANT TO
                   REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION

Independent Accountants

      On October 4, 1994, the Company, as authorized by its Board of Directors, engaged Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as its new independent accountants for the fiscal year to end March 31, 1995, replacing Deloitte & Touche LLP ("Deloitte & Touche"). Coopers & Lybrand have been the independent accountants of Techmark Services, Ltd. (a significant joint venture of the Company) from inception. In light of the planned expansion of this joint venture, the replacement of Deloitte & Touche by Coopers & Lybrand is intended to allow the Company to benefit from efficiencies resulting from the worldwide use of Coopers & Lybrand as independent accountants for the Company and its joint venture. It is anticipated that representatives of Coopers & Lybrand will attend the annual meeting of shareholders, that they will have the opportunity to make a statement if they desire to do so, and that they will be available to respond to appropriate questions.

      The Company's independent accountants for the fiscal year ended March 31, 1994 were Deloitte & Touche. On August 11, 1994 the Company's Board of Directors authorized the dismissal of Deloitte & Touche as its independent accountants. The Board of Directors of the Company and its audit committee participated in and approved the decision to dismiss Deloitte & Touche as independent accountants of the Company.

      The report of Deloitte & Touche on the financial statements of the Company for the fiscal year ended March 31, 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that reference was made to certain litigation and to a change in the Company's accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109 in fiscal 1994.

      The Company believes that in connection with its audit of the fiscal year ended March 31, 1994 and through August 11, 1994, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused them to make reference thereto in their report on the financial statements for the fiscal year ended March 31, 1994. In discussions with Deloitte & Touche in connection with the preparation of the Form 8-K, announcing their dismissal as independent accountants, Deloitte & Touche informed the Company that there were three issues raised during the course of their audit of the Company's financial statements for the fiscal year ended March 31, 1994, which they believe constituted disagreements. All of these issues were, however, resolved to Deloitte & Touche's satisfaction in the presentation of the financial statements. The issues raised by Deloitte & Touche were as follows:

      - Profit sharing recognition methodology, whereby Deloitte & Touche evaluated the Company's methodology for the recognition of profit sharing which is based on a calculation of profits as determined in accordance with contractual agreements between the Company and certain insurance companies, and concluded that the profit sharing calculation methodology should instead be based on an estimate of ultimate profit, if any, to be earned under the contractual agreements (contractually stipulated maximum allowable losses less actuarial estimate of ultimate losses) multiplied by the ratio of losses paid to date to the actuarial estimate of ultimate losses to be incurred under the contractual agreements.

      - Restriction on auditing scope and procedures, arising out of the Company's reluctance to have Deloitte & Touche perform an actuarial study of its profit sharing calculations, because the Company did not believe that actuarial consultants, unfamiliar with the Company's industry and business, could properly perform such a study, taking into consideration all the factors necessary to make an informed judgment in the time permitted. Nevertheless, the Company acceded to Deloitte & Touche's request to have such study performed and accepted the findings of the study as presented to it by Deloitte & Touche.

      - Capitalization of start-up costs with respect to the Company's joint venture, Techmark Services Ltd., formed in July 1993, whereby the Company inquired as to the appropriateness of the deferral of certain start-up costs of the joint venture. While there were several discussions relating to the accounting for such costs, the determination by Deloitte & Touche that deferral of such costs would be inappropriate was agreed to by the Company and no adjustment ever was proposed, insisted upon or required by the Company.

      - Consolidation of the Company's joint venture, Techmark Services Ltd., whereby the Company requested Deloitte & Touche to consider the appropriateness of consolidating this significant joint venture. It should be noted that the Company's interest in such joint venture has from inception and continues to be accounted for by the Company under the equity method of accounting approved by Deloitte & Touche and the Company's request to Deloitte & Touche was a theoretical one, in contemplation of certain proposed changes in ownership of the joint venture that have not occurred.

      Management and Deloitte & Touche discussed these issues during the course of the audit and the Board of Directors of the Company was made aware of these discussions by management. Deloitte & Touche informed the audit committee of its position on these issues, and the audit committee determined that all of the issues were resolved to the satisfaction of Deloitte & Touche in the presentation of all matters included in the financial statements as filed in the Company's Form 10-K for the fiscal year ended March 31, 1994.

      The Company has authorized Deloitte & Touche to respond fully to the inquiries of Coopers & Lybrand concerning any and all matters related to the Company's financial statements for the fiscal year ended March 31, 1994. The Company has not consulted with

Coopers & Lybrand on the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered on the Company's financial statements with respect to such a transaction which consultation resulted in either a written report or oral advice from Coopers & Lybrand that was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue or any matter that was either the subject of a disagreement or a Reportable Event.

      During the period from the date of engagement of Deloitte & Touche through August 11, 1994, there were no Reportable Events (as defined below).

      Upon filing a report on Form 8-K with the SEC relating to the dismissal of Deloitte & Touche, the Company requested that Deloitte & Touche furnish it with a letter addressed to the Securities and Exchange Commission (the "Commission") stating whether or not it agreed with the statements contained therein. A copy of Deloitte & Touche's letter, dated September 30, 1994, is filed as an exhibit to the amendment filed October 4, 1994 to the Company's report on Form 8-K dated August 18, 1994. The Company also has provided Deloitte & Touche with an opportunity to make a brief statement of its views in this proxy statement.

      On October 5, 1993 the Board of Directors of the Company authorized the replacement of Weinick, Sanders & Co. as its independent accountants. The reason for the replacement of Weinick, Sanders & Co. was that the Company's business had grown in international scope and worldwide perspective and the Company believed that it required independent accountants who possessed a more international practice and expertise.

      The reports of Weinick, Sanders & Co. on the financial statements of the Company for the past two fiscal year for which it served as the Company's independent accountants contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      The Board of Directors of the Company participated in and approved the decision to change independent accountants.

      In connection with its audits for the two most recent fiscal years prior to its dismissal and through October 5, 1993, there were no disagreements with Weinick, Sanders & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Weinick, Sanders & Co. would have caused them to make reference thereto in their report on the financial statements for such years.

      During the Company's two most recent fiscal years prior to the dismissal and through October 5, 1993, Weinick, Sanders & Co. did not advise the Company of any of the following ("Reportable Events"):

      (A) that the internal controls necessary for the Company to develop reliable financial statements did not exist; or

      (B) that information had come to is attention that led it to no longer be able to rely on management's representations or that made it unwilling to be associated with the financial statements prepared by management; or

      (C) (1) of the need to expand significantly the scope of its audit or that during such period information had come to its attention that, if further investigated, may have

            (a) had a material impact on the fairness or reliability of either
(I) a previously issued audit report or the underlying financial statements,  or
(ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may have prevented it from rendering an unqualified audit report on those financial statements), or

            (b) caused it to be unwilling to rely on management's representations or be associated with the Company's financial statements, and

          (2) due to its dismissal, or for any other reason, it did not so expand its audit or conduct such further investigation; or

      (D) (1) that information had come to is attention that it had concluded had a material impact on the fairness or reliability of either:

               (a) a previously issued audit report or underlying financial statement, or

               (b) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to its satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and

          (2) due to its dismissal, or for any other reason, the issue had not been resolved to its satisfaction prior to its dismissal.

      The Company requested that Weinick, Sanders & Co. furnish it with a letter addressed to the Securities and Exchange Commission (the "Commission") stating whether or not it agrees with the above statements. A copy of such letter, dated October 12, 1993, is filed as an Exhibit to the Form 8-K dated October 5, 1993.

      The Board of Directors of the Company authorized the engagement of Deloitte & Touche as its independent accountants on October 5, 1993.

      In October 1991, Deloitte & Touche assisted the Company and Weinick, Sanders & Co. with an application for relief from FASB TB 90-1. In connection with this matter, Deloitte & Touche provided a letter of concurrence to the Commission. Also, in March 1993, the Company engaged Deloitte & Touche to provide tax assistance in connection with the Company's recently completed transactions with AIG.

      Prior to October 5, 1993, other than as described above, the Company did not consult with Deloitte & Touche on (A) applications of accounting principles to a specified transaction, either completed or proposed, or (B) the type of auditing opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte & Touche concluded was an auditing or financial reporting issue. The Company has not had any disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make reference thereto in their financial statements, nor has Deloitte & Touche advised the Company of any Reportable Events.

Stockholder Proposals for 1996 Meeting

      Proposals of stockholders to be included in the Company's proxy material for the 1996 annual meeting must be received in writing by the Company at its executive offices not later than December 31, 1996 in order to be included in the Company's proxy material relating to that meeting.

Other Matters

      The solicitation of proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking institutions. Those institutions will be requested to forward soliciting materials to the beneficial owners of the stock held of record by them and will be reimbursed for their reasonable forwarding expenses.

      The Board of Directors is not aware of any other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matter properly comes before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote those proxies in accordance with their judgment on such matter.

      By order of the Board of Directors,

                                                              DESIREE KIM CABAN


                                                              Secretary

                          WARRANTECH CORPORATION
            This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints JOEL SAN ANTONIO, WILLIAM TWEED, JEFF J. WHITE, and each or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of WARRANTECH CORPORATION (the "Company") to be held on Tuesday November 14, 1995, at 10:00 a.m. Eastern Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, at the Company's offices located at 150 Westpark Way, Euless, Texas, for the purposes shown on the reverse side of this proxy card:

                        (To be Signed on Reverse Side.)
--------------------------------------------------------------------------

/ X / Please mark your
      votes as in this
      example.

        FOR all nominees         WITHHOLD
        listed to right          AUTHORITY
      (except as indicated   to vote for all        Nominees: Joel San Antonio
               below)      nominees listed to right           William Tweed
                                                              William Rueger
1. ELECTION    /  /                /  /                       Jeffrey J. White
      OF                                                      Michael Salpeter
   DIRECTORS                                                Kurt R. Schwamberger
(INSTRUCTIONS: To withhold authority to vote for              Jo Ann Duarte
any individual nominee print that nominee's name on the     Lawrence Richenstein
line provided below:

-----------------------------------
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made this proxy will be voted For proposal 1.


SIGNATURE ________________________       DATE_______________

SIGNATURE ________________________       DATE ______________
Note:  (Please sign exactly as name appears  stenciled on this Proxy.
When signing as attorney, executor, administrator, trustee, or guardian, please set forth your full title.)

                                    Edgar Format Appendix

Pursuant to Rule 304(a) of Regulation S-T, following is a list of all graphic or image information contained in the paper format version of Warrantech Corporation's 1995 Notice of Annual Meeting of Stockholders, Proxy
Statement and Form of Proxy:

1. Page 10 contained a line graph, with the horizontal axis labeled in years from March 1990 through March 1995, and the verticle axis labeled in dollars from 0 to 200, in increments of 50, on which such data contained in the table on page 10 of the attached EDGAR format version of the Proxy Statement is represented by three lines, labeled Warrantech Corporation, Peer Group, and Russell 2000, respectively. The data represented in the graph and a key to the lines contained in the graph, is set forth below the graph.